Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Leonard Goldstein
(713) 881-8900

SEITEL NOTEHOLDERS EXTEND STANDSTILL AGREEMENT UNTIL JUNE 2, 2003

Company Continues Discussions Toward Long-Term Debt Restructuring

HOUSTON - December 2, 2002 - Seitel, Inc. (NYSE: SEI; TORONTO: OSL) today announced that it has reached an agreement with its Noteholders to extend the previously announced standstill agreement. Under the terms of the extension, the Senior Noteholders have agreed to forebear from exercising any rights and remedies they have against the Company related to the previously reported events of default under the Senior Note Agreements until June 2, 2003. In addition, the extended standstill agreement provides for the deferral, until June 2, 2003, of the $10 million principal payment previously scheduled to be due to certain of the Noteholders on December 30, 2002. Interest on the Notes continues to be payable on a monthly basis.

As with the previous agreement, the amended standstill agreement will terminate prior to June 2, 2003 in the event of, among other things, a default by the Company under the standstill agreement or any subsequent default under the existing Senior Note Agreements; a default in the payment of any non-excluded debt of $5,000,000 or more; the termination or expiration of the Company's existing term or revolving credit lines with the Royal Bank of Canada (the Company is currently in discussions with the Royal Bank of Canada and the Noteholders regarding the terms for the proposed extension of these facilities); or after five business days written notice from Noteholders owning a majority in interest of the outstanding principal amount of the Notes. The standstill agreement will also terminate in the event the Company does not present to the Noteholders a proposal for restructuring the Notes by December 11, 2002; an agreement in principle for the restructuring is not reached by January 24, 2003; or the documents necessary for the restructuring are not substantially completed by February 28, 2003.

Fred Zeidman, Chairman of Seitel, stated "We are encouraged by the ongoing discussions with the Noteholders with respect to a long-term modification of the Senior Note Agreements. The negotiations continue to be amicable and constructive. We appreciate the additional time provided by this extension of the standstill agreement as we seek to reach agreement with the Noteholders on outstanding matters."

Seitel markets its proprietary seismic information/technology to more than 400 petroleum companies, licensing data from its library and creating new seismic surveys under multi-client projects.

[Disclaimer]

Statements in this release about the future outlook related to Seitel involve known and unknown risks and uncertainties, which may cause the Company's actual results to differ materially from expected results. While the Company believes its forecasting assumptions are reasonable, there are factors that are hard to predict and influenced by economic and other conditions that are beyond the Company's control. These risk factors are detailed in Seitel's filings with the Securities and Exchange Commission, including its most recent Form 10-K Annual Report, a copy of which may be obtained from the Company without charge.